Exhibit 99.1

CONTACT:	Corporate Communications
404-715-2554

Investor Relations
404-715-6679

Delta Air Lines Announces Offering of $325 Million of Convertible Senior Notes

ATLANTA, Feb. 2, 2004 – Delta Air Lines (NYSE:DAL) today announced the offering of $325 million principal amount of its 2 7/8% Convertible Senior Notes due 2024 to a qualified institutional buyer pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on February 6, 2004.

Delta has granted the initial purchaser of the notes an option to purchase up to an additional $65 million principal amount of the notes.

Each note will be convertible into Delta common stock at a conversion price of $13.59 per share (equal to an initial conversion rate of approximately 73.6106 shares per $1,000 principal amount of notes), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if (i) the price of Delta’s common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds; (iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.

Delta may redeem all or some of the notes for cash at any time on or after February 21, 2009, at a redemption price equal to the principal amount of the notes plus any accrued and unpaid interest to the redemption date. Holders may require Delta to repurchase the notes on February 18 of 2009, 2014 and 2019, or in other specified circumstances, at a repurchase price equal to the principal amount due plus any accrued and unpaid interest to the repurchase date.

Delta expects to use the net proceeds from the offering for general corporate purposes.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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